Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com

Aircastle Announces Second Quarter 2016 Results

Declared Third Quarter 2016 Dividend of $0.24 per Common Share

Celebrates 10th Anniversary of Initial Public Offering

Key Financial Metrics

•	Total revenues were $190.0 million for the second quarter of 2016

•	Total lease rental and finance and sales-type lease revenues were $180.3 million

•	Net income was $20.0 million, or $0.25 per diluted common share

•	Adjusted net income was $24.2 million, or $0.31 per diluted common share

•	Adjusted EBITDA was $182.4 million for the second quarter

•	Cash ROE was 14.0%; net cash interest margin was 8.5%

Highlights

•	Acquired nineteen aircraft for $560 million during the quarter

•	Obtained $1.1 billion in new financing year-to-date, including a $400 million term loan facility closed during the second quarter

•	Signed leases for three new 737-800s and three Embraer E2 aircraft from our order stream

•	Continued de-risking our business by selling two older freighters

•	Completed our annual recoverability analysis for freighter and wide-body aircraft, and reduced the carrying value of an older wide-body

•	Declared our 41st consecutive quarterly dividend

Stamford, CT. August 4, 2016 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported second quarter 2016 net income of $20.0 million, or $0.25 per diluted common share and adjusted net income of $24.2 million, or $0.31 per diluted common share. The second quarter results included total lease rental and finance and sales-type lease revenues of $180.3 million, a decrease of 3%, as compared to $186.7 million in the second quarter of 2015.

Note: Non-GAAP items reconciled in the Appendix.

Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated “We mark the ten year anniversary of Aircastle’s initial public offering with yet another successful quarter, noting that we’ve built an aircraft portfolio that is worth nearly four and half times more today and has delivered excellent performance along the way. We’ve also created a truly unique and relevant company that is both the world’s largest aircraft value investor and one that is positioned to prosper and grow both in stable and turbulent times.”

Mr. Wainshal continued, “Thanks to our talented team, supportive partners and our conservative and flexible capital structure, we are seizing on prime investment opportunities arising from the heightened volatility we see in the world today. Our reliability as a trading partner allowed us to purchase $660 million in aircraft during the first half of the year and our strong investment pipeline gives us confidence that we’ll exceed last year’s $1.4 billion in acquisitions. At the same time our strength and agility as a borrower enabled us to raise $1.1 billion of attractively priced debt capital in moments when the market was favorable.”

Concluding, Mr. Wainshal added, “By limiting our long-term capital commitments, maintaining our financial flexibility and continuing to de-risk our portfolio, we are in a very strong position today. Aircastle is continuing to grow profitably, consistently originating investments with attractive returns despite the extremely low yield environment and competition for new business. We are also building on our track record of sharing profits with our shareholders by declaring our 41st consecutive quarterly dividend.”

Financial Results

(in thousands, except share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Total Revenues	$189,988	$204,565	$373,653	$398,861
Lease Rental and Finance and Sales-Type Lease Revenues	$180,299	$186,716	$363,367	$365,469
Adjusted EBITDA	$182,436	$214,608	$366,315	$404,822
Net income	$20,030	$41,808	$56,292	$85,077
Per common share—Diluted	$0.25	$0.51	$0.71	$1.05
Adjusted net income	$24,205	$47,229	$68,296	$97,686
Per common share—Diluted	$0.31	$0.58	$0.86	$1.20

Second Quarter Results

Total revenues were $190.0 million, a decrease of $14.6 million, or 7% from the previous year. A decrease of $8.8 million in maintenance revenues and a $6.4 million drop in lease rental and finance and sales-type lease revenue accounted for most of the change. During the second quarter of 2015, we recorded $21.3 million of maintenance revenue, primarily due to the expiration of four leases with significant return compensation payments. The decline in lease rental and finance lease revenue was due to the sale of 43 aircraft since the second quarter of 2015.

During the second quarter, we agreed to sell two 25-year old 747-400 freighters scheduled to come off lease within the next twelve months and recorded an impairment charge of $5.1 million. Both aircraft were sold in July.

We completed our annual fleet review for wide-body and freighter aircraft during the second quarter this year given weaker market dynamics for these aircraft. In connection with this review, we recorded impairment charges of $11.7 million and maintenance revenue of $4.0 million related to one sixteen-year old A330-200 approaching lease expiry. We will perform our annual fleet review for narrow-body aircraft in the third quarter.

Adjusted EBITDA for the second quarter was $182.4 million, down $32.2 million, or 15% from the second quarter of 2015, mostly due to lower revenues of $14.6 million and lower gains from the sale of flight equipment of $18.9 million.

Net income in the second quarter was $20.0 million, down 52%, or $21.8 million. The decrease was primarily due to lower revenues of $14.6 million and lower gain on sale of $18.9 million, partially offset by lower aircraft impairment charges of $7.2 million and lower depreciation and taxes of $4.4 million.

Adjusted net income for the quarter was $24.2 million, down $23.0 million compared to the prior year period. The decrease was primarily due to lower revenues of $14.6 million, and lower gain on sale of $18.9 million, partially offset by lower aircraft impairment charges of $7.2 million.

Aviation Assets

During the second quarter of 2016, we acquired nineteen aircraft for approximately $560 million. In the first half of 2016, we acquired a total of 22 aircraft for $660 million. These aircraft have a weighted average remaining lease term of 5.7 years. Narrow-body aircraft comprise all but three of this total, with the remainder being wide-body aircraft assumed to be on last leases.

During the second quarter we executed leases with two customers in China for three Boeing 737-800 aircraft acquired new upon delivery from the manufacturer. These aircraft had been part of a Brazilian airline’s order stream and were purchased on spec. We expect to deliver all three of these aircraft on lease before the end of the third quarter. We also signed leases with Azul, a Brazilian airline, for three Embraer E2 E195 aircraft from our order stream.

During the first half of 2016, we sold fourteen aircraft and other flight equipment for proceeds of approximately $340 million and recorded a gain on sale of $15.0 million. The aircraft sold consisted of two A330s, one 777-200 and six A320s sold to third parties. In addition five newer A320s were sold to our joint ventures with Ontario Teachers’ Pension Plan and IBJ Leasing. The weighted average age of the aircraft sold, excluding sales to our joint ventures, was approximately eleven years.

As of June 30, 2016, Aircastle owned and managed 179 aircraft with a net book value of $6.8 billion. Of this total, 169 aircraft having a net book value of $6.2 billion are owned, while we manage an additional ten aircraft with a net book value of approximately $612 million dollars on behalf of our joint ventures with Ontario Teachers’ and IBJ Leasing.

Owned Aircraft	As of June 30, 2016(1)	As of June 30, 2015(1)
Total Flight Equipment Held for Lease ($ mils.)	$6,168	$6,076
Unencumbered Flight Equipment Held for Lease ($ mils.)	$4,499	$3,705
Number of Aircraft	169	161
Number of Unencumbered Aircraft(2)	142	110
Weighted Average Fleet Age (years)(3)	7.7	8.0
Weighted Average Remaining Lease Term (years)(4)	5.5	5.8
Weighted Average Fleet Utilization for the period ended(5)	99.0%	99.1%
Portfolio Yield for the year ended(6)	12.4%	12.6%
Net Cash Interest Margin(7)	8.5%	9.1%

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance and sales-type leases at period end.
(2)	The second quarter of 2016 includes ten aircraft with a net book value of $318.6 million that will secure our ACS 2016 Bank Financing.
(3)	Weighted average age by net book value.
(4)	Weighted average remaining lease term by net book value.
(5)	Aircraft on-lease days as a percent of total days in period weighted by net book value.
(6)	Lease rental revenue for the period as a percent of the average net book value of flight equipment held for lease for the period; quarterly information is annualized.
(7)	Net Cash Interest Margin = Lease rental yield minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

Financing Activity

Year-to-date, we’ve secured $1.1 billion of new financing. During the second quarter of 2016, we closed a $400 million term financing secured by seventeen aircraft, marking our return to the secured bank financing market. This financing can be enlarged by approximately $68 million by including two additional aircraft as collateral. We also prepaid our Securitization No. 2 in May which freed up approximately $500 million in collateral, further enhancing the Company’s financial position.

Common Dividend and Share Repurchase Activity

On August 2, 2016, Aircastle’s Board of Directors declared a third quarter 2016 cash dividend on its common shares of $0.24 per share, payable on September 15, 2016 to shareholders of record on August 26, 2016. This is our 41st consecutive dividend. In addition, since the beginning of this year we repurchased 1.8 million shares at an average cost of $18.84, including 176,574 shares purchased during June and July for an average cost of $18.92 per share.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, August 4, 2016 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (888) 430-8709 (from within the U.S. and Canada) or (719) 325-2323 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “8881544”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 1:00 P.M. Eastern time on Saturday, September 3, 2016 by dialing (866) 375-1919 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “8881544”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2016, Aircastle owned and managed on behalf of its joint ventures 179 aircraft leased to 63 customers located in 35 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle’s 2015 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$493,233	$155,904
Accounts receivable	4,500	8,566
Restricted cash and cash equivalents	51,418	98,137
Restricted liquidity facility collateral	—	65,000
Flight equipment held for lease, net of accumulated depreciation of $1,207,844 and $1,306,024, respectively	5,875,935	5,867,062
Net investment in finance and sales-type leases	291,903	201,211
Unconsolidated equity method investment	64,357	50,377
Other assets	164,529	123,707

Total assets	$6,945,875	$6,569,964

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$1,078,823	$1,146,238
Borrowings from unsecured financings, net of debt issuance costs	3,283,971	2,894,918
Accounts payable, accrued expenses and other liabilities	135,363	131,058
Lease rentals received in advance	57,178	67,327
Liquidity facility	—	65,000
Security deposits	123,533	115,642
Maintenance payments	490,521	370,281

Total liabilities	5,169,389	4,790,464

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 78,777,771 shares issued and outstanding at June 30, 2016; and 80,232,260 shares issued and outstanding at December 31, 2015	788	802
Additional paid-in capital	1,520,507	1,550,337
Retained earnings	260,036	241,574
Accumulated other comprehensive loss	(4,845)	(13,213)

Total shareholders’ equity	1,776,486	1,779,500

Total liabilities and shareholders’ equity	$6,945,875	$6,569,964

Aircastle Limited and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Lease rental revenue	$176,125	$184,839	$355,695	$361,985
Finance and sales-type lease revenue	4,174	1,877	7,672	3,484
Amortization of lease premiums, discounts and lease incentives	(3,828)	(4,351)	(4,898)	(8,175)
Maintenance revenue	12,514	21,349	13,774	39,422

Total lease revenue	188,985	203,714	372,243	396,716
Other revenue	1,003	851	1,410	2,145

Total revenues	189,988	204,565	373,653	398,861

Operating expenses:
Depreciation	75,070	77,368	151,717	152,214
Interest, net	62,452	61,551	126,693	123,682
Selling, general and administrative (including non-cash share based payment expense of $2,094 and $1,387 for the three months ended and $3,737 and $2,557 for the six months ended June 30, 2016 and 2015, respectively)	15,406	14,699	30,898	28,631
Impairment of aircraft	16,723	23,955	16,723	23,955
Maintenance and other costs	2,267	3,663	3,670	6,606

Total expenses	171,918	181,236	329,701	335,088

Other income:
Gain on sale of flight equipment	2,172	21,102	15,005	27,355
Other	147	277	74	271

Total other income	2,319	21,379	15,079	27,626

Income from continuing operations before income taxes and earnings from unconsolidated equity method investment	20,389	44,708	59,031	91,399
Income tax provision	2,385	4,465	6,324	9,328
Earnings of unconsolidated equity method investment, net of tax	2,026	1,565	3,585	3,006

Net income	$20,030	$41,808	$56,292	$85,077

Earnings per common share — Basic:
Net income per share	$0.25	$0.51	$0.71	$1.05

Earnings per common share — Diluted:
Net income per share	$0.25	$0.51	$0.71	$1.05

Dividends declared per share	$0.24	$0.22	$0.48	$0.44

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$56,292	$85,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	151,717	152,214
Amortization of deferred financing costs	9,470	7,465
Amortization of net lease discounts and lease incentives	4,898	8,175
Deferred income taxes	2,243	(1,363)
Non-cash share based payment expense	3,737	2,557
Cash flow hedges reclassified into earnings	8,369	14,343
Security deposits and maintenance payments included in earnings	(5,651)	(22,382)
Gain on sale of flight equipment	(15,005)	(27,355)
Impairment of aircraft	16,723	23,955
Other	(2,843)	108
Changes in certain assets and liabilities:
Accounts receivable	3,262	(1,697)
Other assets	(85)	(2,155)
Accounts payable, accrued expenses and other liabilities	4,284	7,018
Lease rentals received in advance	(2,714)	3,646

Net cash provided by operating activities	234,697	249,606

Cash flows from investing activities:
Acquisition and improvement of flight equipment and lease incentives	(478,026)	(797,136)
Proceeds from sale of flight equipment	339,507	231,842
Restricted cash and cash equivalents related to sale of flight equipment	17,000	(76,433)
Aircraft purchase deposits and progress payments	(9,801)	(3,461)
Net investment in finance leases	(78,365)	(24,000)
Collections on finance leases	7,833	4,795
Unconsolidated equity method investment and associated costs	(11,688)	—
Other	(509)	(256)

Net cash used in investing activities	(214,049)	(664,649)

Cash flows from financing activities:
Issuance of shares net of repurchases	(33,854)	(1,960)
Proceeds from notes and term debt financings	787,310	800,000
Securitization and term debt financing repayments	(459,021)	(319,994)
Deferred financing costs	(16,121)	(11,658)
Restricted liquidity facility collateral	65,000	—
Liquidity facility	(65,000)	—
Restricted cash and cash equivalents related to financing activities	29,719	13,463
Security deposits and maintenance payments received	72,572	71,536
Security deposits and maintenance payments returned	(26,094)	(27,336)
Dividends paid	(37,830)	(35,723)

Net cash provided by financing activities	316,681	488,328

Net increase in cash and cash equivalents	337,329	73,285
Cash and cash equivalents at beginning of period	155,904	169,656

Cash and cash equivalents at end of period	$493,233	$242,941

Aircastle Limited and Subsidiaries

Selected Financial Guidance Elements for the Third Quarter of 2016

($ in millions, except for percentages)

(Unaudited)

Guidance Item	Q3:16
Lease rental revenue	$180 – $184
Finance lease revenue	$5 – $6
Maintenance revenue	$0 – $2
Amortization of net lease discounts and lease incentives	($3) – ($4)
SG&A1	$15 – $16
Depreciation	$74 – $76
Interest, net	$62 – $64
Gain on sale	$2 – $8
Full year effective tax rate	10% – 11%

1.	Includes $2.1M of non-cash share based payment expense.

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$189,988	$204,565	$373,653	$398,861

EBITDA	$163,765	$189,543	$345,924	$378,476

Adjusted EBITDA	$182,436	$214,608	$366,315	$404,822

Net Income	$20,030	$41,808	$56,292	$85,077

Net income allocable to common shares	$19,856	$41,473	$55,844	$84,466
Per common share—Basic	$0.25	$0.51	$0.71	$1.05
Per common share—Diluted	$0.25	$0.51	$0.71	$1.05

Adjusted net income	$24,205	$47,229	$68,296	$97,686

Adjusted net income allocable to common shares	$23,994	$46,851	$67,752	$96,984
Per common share—Basic	$0.31	$0.58	$0.86	$1.20
Per common share—Diluted	$0.31	$0.58	$0.86	$1.20

Basic common shares outstanding	78,159	80,566	78,351	80,565
Diluted common shares outstanding	78,159	80,566	78,351	80,565

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Net income	$20,030	$41,808	$56,292	$85,077
Depreciation	75,070	77,368	151,717	152,214
Amortization of net lease discounts and lease incentives	3,828	4,351	4,898	8,175
Interest, net	62,452	61,551	126,693	123,682
Income tax provision	2,385	4,465	6,324	9,328

EBITDA	163,765	189,543	345,924	378,476
Adjustments:
Impairment of aircraft	16,723	23,955	16,723	23,955
Non-cash share based payment expense	2,094	1,387	3,737	2,557
Gain on mark-to-market of interest rate derivative contracts	(146)	(277)	(69)	(166)

Adjusted EBITDA	$182,436	$214,608	$366,315	$404,822

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.

This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the board of directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Net income	$20,030	$41,808	$56,292	$85,077
Loan termination fee(1)	—	—	1,509	—
Ineffective portion and termination of hedges(1)	—	294	—	294
Gain on mark to market of interest rate derivative contracts(2)	(146)	(277)	(69)	(166)
Write-off of deferred financing fees(1)	—	—	1,972	—
Non-cash share based payment expense(3)	2,094	1,387	3,737	2,557
Term Financing No. 1 hedge loss amortization charges(1)	—	1,275	—	4,401
Securitization No. 1 hedge loss amortization charges (1)	2,227	2,742	4,855	5,523

Adjusted net income	$24,205	$47,229	$68,296	$97,686

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Cash Return on Equity Calculation

(Dollars in thousands)

(Unaudited)

	CFFO	Finance Lease Collections	Gain (Loss) on Sale of Eqt.	Deprec.	Distributions in excess (less than) Equity Earnings	Cash Earnings	Average Shareholders’ Equity	12 Month Cash ROE
2011	$359,377		$39,092	$242,103		$156,366	$1,370,513	11.4%
2012	$427,277	$3,852	$5,747	$269,920		$166,956	$1,425,658	11.7%
2013	$424,037	$9,508	$37,220	$284,924		$185,841	$1,513,156	12.3%
2014	$458,786	$10,312	$23,146	$299,365	$667	$193,546	$1,661,228	11.7%
2015	$526,285	$9,559	$58,017	$318,783	($52)	$275,026	$1,759,871	15.6%
LTM	$511,376	$12,597	$45,667	$318,286	($2,202)	$249,152	$1,774,568	14.0%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (Cash ROE) when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Interest Margin Calculation

(Dollars in thousands)

(Unaudited)

	Average NBV of Flight Equipment	Quarterly Lease Rental Revenue	Cash Interest(1)	Annualized Net Cash Interest Margin
Q1:11	$4,041,967	$141,116	$41,278	9.9%
Q2:11	$4,143,446	$143,356	$43,217	9.7%
Q3:11	$4,222,512	$145,890	$42,066	9.8%
Q4:11	$4,374,921	$149,848	$43,041	9.8%
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,516,973	$153,624	$48,798	9.3%
Q3:12	$4,602,185	$159,546	$41,373	10.3%
Q4:12	$4,605,783	$158,090	$43,461	10.0%
Q1:13	$4,619,204	$156,590	$48,591	9.4%
Q2:13	$4,711,790	$157,918	$47,869	9.3%
Q3:13	$4,717,877	$161,148	$47,682	9.6%
Q4:13	$4,972,040	$169,274	$49,080	9.7%
Q1:14	$5,168,851	$174,335	$51,685	9.5%
Q2:14	$5,582,359	$183,231	$48,172	9.7%
Q3:14	$5,412,299	$178,886	$44,820	9.9%
Q4:14	$5,373,733	$178,202	$44,459	10.0%
Q1:15	$5,637,513	$177,146	$50,235	9.0%
Q2:15	$5,850,516	$184,839	$51,413	9.1%
Q3:15	$5,926,459	$188,037	$51,428	9.2%
Q4:15	$5,835,547	$183,394	$51,250	9.1%
Q1:16	$5,781,858	$179,570	$51,815	8.8%
Q2:16	$5,677,121	$176,125	$55,779	8.5%

1.	Excludes loan termination payments of $3.2 million and $3.0 million in the second quarter of 2011 and 2013 respectively and $1.5 million in the first quarter of 2016.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2016		Six Months Ended June 30, 2016
Weighted-average shares(1):	Shares	Percent(2)	Shares	Percent(2)
Common shares outstanding – Basic	78,159	99.13%	78,351	99.20%
Unvested restricted common shares	686	0.87%	629	0.80%

Total weighted-average shares outstanding	78,845	100.00%	78,981	100.00%

Net income allocation
Net income	$20,030	100.00%	$56,292	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(174)	(0.87%)	(448)	(0.80%)

Earnings available to common shares	$19,856	99.13%	$55,844	99.20%

Adjusted net income allocation
Adjusted net income	$24,205	100.00%	$68,296	100.00%
Amounts allocated to unvested restricted shares	(211)	(0.87%)	(544)	(0.80%)

Amounts allocated to common shares	$23,994	99.13%	$67,752	99.20%

(1)	For the three and six months ended June 30, 2016 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2015		Six Months Ended June 30, 2015
	Shares	Percent(2)	Shares	Percent(2)
Weighted-average shares(1):
Common shares outstanding – Basic	80,566	99.20%	80,565	99.28%
Unvested restricted common shares	650	0.80%	583	0.72%

Total weighted-average shares outstanding	81,217	100.00%	81,149	100.00%

Net income allocation
Net income	$41,808	100.00%	$85,077	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(335)	(0.80%)	(611)	(0.72%)

Earnings available to common shares	$41,473	99.20%	$84,466	99.28%

Adjusted net income allocation

Adjusted net income	$47,229	100.00%	$97,686	100.00%
Amounts allocated to unvested restricted shares	(378)	(0.80%)	(702)	(0.72%)

Amounts allocated to common shares	$46,851	99.20%	$96,984	99.28%

(1)	For the three and six months ended June 30, 2015 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.